Alston&Bird llp
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www.alston.com

August 27, 2010

Invesco Mortgage Capital Inc.
1360 Peachtree Street, NE
Atlanta, Georgia  30309

Re:
Registration Statement on Form S-3, filed with the Securities and Exchange Commission on August 27, 2010, relating to the Invesco Mortgage Capital, Inc. Dividend Reinvestment and Share Purchase Plan (the “Registration Statement”)

Ladies and Gentlemen:

We have represented Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (“the “Securities Act”), 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share, for issuance and sale by the Company in accordance with the Company’s Dividend Reinvestment and Share Purchase Plan.  This opinion letter is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.  Except as otherwise indicated, capitalized terms used in this opinion have the meanings given to them in the Registration Statement.

 In connection with this opinion, we have made such legal and factual inquiries as we have deemed necessary or appropriate, including examination of the Articles of Amendment and Restatement of the Company, the First Amended and Restated Agreement of Limited Partnership of IAS Operating Partnership LP, dated as of July 1, 2009, the Registration Statement, and such other documents as we have deemed necessary in order to enable us to render this opinion. In addition, the Company provided us with, and we are relying upon, a certificate (the “Officer’s Certificate”) containing certain factual representations and covenants of an officer of the Company relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests.  For purposes of our opinion, however, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer's Certificate, the Registration Statement, or in any other document.  We have assumed and relied on the representations that the information presented in the Officer's Certificate and the Registration Statement accurately and completely describe all material facts relevant to our opinion.  We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief.  We are not, however, aware of any facts inconsistent with the representations contained in the Officer’s Certificate or the facts in the above referenced documents.  Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants.  Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer's Certificate may affect our conclusions set forth herein.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(i) Commencing with its taxable year ended December 31, 2009, the Company has been organized, and has operated, in conformity with the requirements for qualification and taxation of the Company as a REIT under the Code, and the present and proposed method of operation (as described in the Registration Statement and the Officer’s Certificate) of the Company will permit the Company to continue to so qualify.

(ii) The statements in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” to the extent that they describe applicable U.S. federal income tax law, are correct in all material respects.

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership.  Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis.  No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

Our opinion is given as of the date hereof and is based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis.  Any such changes could adversely affect this opinion.  In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.  Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion letter is provided to you for your use solely in connection with the offering of the Common Stock and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our express written consent or used in any other transaction or context.  No opinion other than that expressly contained herein may be inferred or implied.  This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933.

Very truly yours,

ALSTON & BIRD LLP

By: /s/ James E. Croker, Jr.
                                                                                                       James E. Croker, Jr., Partner